EXHIBIT 99.1

PNM Resources Names New Director
Board declares quarterly common stock dividend

(ALBUQUERQUE, N.M.) – The Board of Directors of PNM Resources (NYSE: PNM) today elected its newest member, Robert Nordhaus, a former general counsel of the U.S. Department of Energy and a noted expert in federal electric, natural gas and environmental regulation.

An attorney with Washington D.C.-based Van Ness Feldman, Nordhaus served as the Federal Energy Regulatory Commission’s first general counsel and was appointed to the DOE’s highest legal position by President Bill Clinton. In 1977, prior to his service at FERC, Nordhaus was a member of the Energy Policy and Planning Office during the administration of President Jimmy Carter and served as assistant administrator of the Federal Energy Administration.

“We are extremely fortunate to have someone of Bob’s caliber and breadth of experience join our board of directors,” said Jeff Sterba, chairman, president and CEO. “PNM Resources will benefit greatly from his knowledge of the industry, far-reaching regulatory expertise and deep New Mexico roots.”

Nordhaus served as a member of the Electric Power Research Institute’s Advisory Council and was a member of the Market Surveillance Committee of the California Independent Transmission System Operator from 1998 to 2001. Formerly an adjunct professor of law at Georgetown University Law Center, he currently serves on the adjunct faculty of the George Washington University Law School.

As a PNM Resources director, Nordhaus will serve on the Governance and Public Policy, and Finance committees. Nordhaus grew up in New Mexico.  His family is well known in Albuquerque and was instrumental in the development of the Sandia Peak ski area and aerial tramway on the city’s eastern edge.

Quarterly Common Stock Dividend
In other action taken today, the PNM Resources board declared the regular quarterly dividend on common stock of $0.23 per share. The indicated annual rate of $0.92 per share is unchanged from the previous quarter. The dividend is payable Nov. 16, 2007, to shareholders of record as of Nov. 1, 2007.

Background:

PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2006 consolidated operating revenues of $2.5 billion. Through its utility and energy subsidiaries, PNM Resources serves electricity to approximately 835,000 homes and businesses in New Mexico and Texas and natural gas to nearly 490,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an unregulated energy technology company. With generation resources of more than 2,465 megawatts, PNM Resources and its subsidiaries market power throughout the Southwest, Texas and the West. In addition, the joint venture in which the company has a 50-percent ownership owns approximately 920 megawatts of generation. For more information, visit www.PNMResources.com.

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